EXHIBIT 10.62

Confidential Settlement Communication
Subject to Rule 408 of the Federal Rules of Evidence

|__| Company’s Copy
|__| Holmes’s Copy

PLEASE READ THIS AGREEMENT CAREFULLY.
IT CONTAINS A RELEASE OF KNOWN AND UNKNOWN CLAIMS.

To Jeffrey L. Holmes:

This Agreement establishes the terms under which Manugistics Group, Inc. and its subsidiaries (“Manugistics” or the “Company”) and you have agreed your employment in the capacity of Executive Vice President and President of Worldwide Sales will end effective as of the close of business on February 28, 2005 (the “Separation Date”) and of your release of Manugistics and others described below from any claims you might have against any of them related to your employment and other matters described in the release (the “Release”).

Resignation

You have indicated your agreement to remain employed by Manugistics until the Separation Date, during which time you will work with Manugistics’ Chief Executive Officer (“CEO”) to transition your accounts.  As of the Separation Date you are resigning as an employee, officer, director, and other representative of Manugistics and all of its subsidiaries, except as provided under Services.

Services

You have agreed to assist Manugistics after the Separation Date in supporting the Government, Aerospace and Defense group.  In performing these duties, you will report to the person(s) specified by the CEO. You will provide such services for no extra compensation during the Severance Period.  You agree that the CEO may require you to perform these services during regular office hours at the headquarters offices of the Company or, as you otherwise agree or as is within reasonable commuting distance for you, at another office of the Company.  You agree that any expenses you incur in providing these services are subject to a budget to be approved by the CEO and are subject to the Company’s ordinary procedures for substantiation and reimbursement.

Commission Arrangements

Manugistics and you have agreed to certain commission arrangements with respect to certain specified areas:

Key Defense

Manugistics will pay you a commission of 1% of Net License Revenue and 1% of maintenance revenue with respect to the deals listed as “Existing Deals” on a list (“Deal List”) to be agreed to by the parties.  You will have no claim to any commissions or fees with respect to any Existing Deals except as specified in the preceding sentence.  With respect to deals added by mutual written agreement to Deal List after the date of this Agreement (“New Deals”) (including deals with respect to which Manugistics asks for your assistance and then lists on an amended Deal List), the commission will be 2.5% of Net License Revenue.  For purposes of this Agreement, “Net License Revenue” means license revenue less royalties, agency fees, and any amounts Manugistics is required to spend on research and development for a covered transaction, and “including” means “including but not limited to.”  Payment of commissions under this Key Defense provision (i) for all software license transactions will be made 50% on the recognition of the revenue of the transaction and 50% if and when Manugistics collects its fee with respect to the transaction, and (ii) for all maintenance transactions will be made if and when Manugistics collects the fee with respect to the transaction, and will be payable in accordance with Company policy on the payment of commissions to employees.  This Key Defense provision for Existing Deals will apply only to transactions closed before the first anniversary of the Separation Date.  The expiration of the Key Defense provision for New Deals shall be negotiated by the parties at the time the Deal List is amended.

Other

Manugistics will treat you as its non-exclusive agent in territories to be agreed upon in writing for the first two years after the date of this Agreement with respect to its Government, Aerospace, and Defense business.  During the Agency Period, you must submit a written proposal to Manugistics for any transaction you wish to pursue under this section.  Manugistics, in its sole discretion may accept (an “Accepted Proposal”) or reject a proposal.   Manugistics and you will share the Net License Revenue generated from Accepted Proposals at a split of 30% for you and 70% for Manugistics. Payment to you under this Other provision is only if and when Manugistics collects its fees with respect to the Accepted Proposals.  Manugistics will only reimburse you for pre-approved expenses on Accepted Proposals subject to compliance with the Company’s ordinary procedures for substantiation and reimbursement.

Further Conditions

All payments under this Commission Arrangements section are conditioned on (i) your continued compliance with the terms of this Agreement, including the restrictive covenants contained in it, and (ii) your providing demonstrable efforts and your being available to support Manugistics’ efforts with respect to the matters covered by the commissions.  These conditions are not intended to prevent your obtaining employment after the Severance Period.

Payment

Contingent upon the lapse of the Revocation Period without your revoking the Release, the Company will pay to you, or to your estate in the event of your death, a total of 26 weeks’ salary in regular payroll intervals as though you had remained employed for that number of weeks (the “Severance Period”), each reduced by any federal or state withholding taxes or other required deductions normally deducted from your pay (and reduced for any stub pay periods at the beginning or end of the payments). You agree that, in the absence of this Agreement, your entitlement to this payment would be uncertain and that your benefits under this Agreement are more than adequate consideration for the Release.  The parties have agreed to these payments in connection with your resignation to avoid any dispute regarding the terms and conditions of your departure.  On or after your Separation Date, you will also receive $18,842.31 as accrued vacation pay, increased by any accruals before the Separation Date decreased by any amounts paid or taken as vacation before such date of payment under this Agreement.

Equity Compensation

The Company agrees that any restricted stock and stock options you hold for Company stock will continue to vest and be exercisable during the Severance Period.  Vested options will continue to be exercisable for the 30 days following the end of the Severance Period (subject to any contrary terms of the plans under which they were granted).

Limitations on Other Benefits or Compensation

You understand and agree that you will receive no other wage, accrued vacation, backpay, bonus, incentive or other compensation, severance, or other payments or benefits from Manugistics or affiliates of Manugistics (other than those set forth in this and the Commission Arrangements, Payments, and Equity Compensation provisions), or under Manugistics’ generally available plans (other than any qualified retirement plans).  During the Severance Period, you will be entitled to receive the benefits listed on Exhibit A attached hereto in accordance with Company policy for executives at your level as in effect from time to time, subject to whatever generally applicable amendments (or terminations) of such programs the Company makes during the Severance Period.  Following the Severance Period, all benefits will cease except that you will remain eligible for continued health coverage under Section 4980B of the Internal Revenue Code of 1986 at your own expense for the period, if any, required for such coverage.  Manugistics will reimburse you for rent in the amount of $1,490.00 per month for your apartment from the Separation Date until June 22, 2005.

Effect of Other Employment

You acknowledge and agree that if you become employed by another entity at any point after the Separation Date, all payments and benefits under this Agreement will cease as of the effective date of such employment, and the date of such employment will be treated as the end of the Severance Period for purposes of the Equity Compensation section.  You agree that you will have received adequate consideration for this Agreement even if you receive no payments under the Payments section above because you had the opportunity to receive such payments.

Release of Claims

You, for yourself and your heirs, executors, administrators, representatives, and assigns, as a free and voluntary act, release and discharge Manugistics and any related entities including parent, divisions, subsidiaries, or affiliates, and their present, former, and future employees, officers, directors, stockholders, counsel, and anyone acting or purporting to act on behalf of any of them, from any and all debts, obligations, demands, claims, judgments or causes of action of any kind whatsoever, whether now known or unknown, in tort, in contract, by statute, or any other basis for compensatory, punitive or other damages, expenses, reimbursements or costs of any kind relating to your employment by Manugistics or any associated or affiliated company or the cessation of such employment relationship and all circumstances related thereto.  This release and discharge includes, but is not limited to, any and all claims, demands, rights and/or causes of action, arising up to the date of this Release, including those that might arise out of allegations relating to any claimed breach of an alleged oral or written contract, or any purported employment discrimination or civil rights violations, or any alleged acts of slander, libel, or intentional infliction of emotional distress, and any claims to have been treated unfairly or in a manner contrary to articles or by-laws as a director or officer of any of the Manugistics entities.  Manugistics specifically disclaims any liability to, or for wrongful acts against, you or any other person on the part of itself, its shareholders, subsidiaries, affiliates, and successors and the directors, officers, employees and agents of each of them.

This Release includes but is not limited to a release of any rights or claims you may have under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), which prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964, as amended, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans with Disabilities Act of 1990, which prohibits discrimination against disabled persons; the Vocational Rehabilitation Act of 1973, which prohibits discrimination against handicapped persons; the Civil Rights Act of 1991, the Maryland Civil Rights Act, and any other federal, state, or local laws or regulations prohibiting employment discrimination; and any claim for reinstatement.  This also includes your release of any claims for wrongful discharge, breach of contract (express or implied), breach of any covenant of good faith and fair dealing (express or implied), any claims that Manugistics has dealt with you unfairly or has denied you any rights under its policies and procedures or any other claims arising under common or civil law and relating to your employment or termination, and any claims under the Employee Retirement Income Security Act of 1974, which regulates employee benefit plans and also prohibits actions taken to discharge or discriminate against someone to prevent his exercising any right under an employee benefit plan or to interfere with his attainment of any such right.  It does not release claims under ADEA or on any other basis that arise after the date you sign this Release.

Known and Unknown Claims

To implement a full and complete release and discharge, you expressly acknowledge that this Release is intended to include in its effect, without limitation, all claims you do not know or suspect to exist in your favor at the time of execution of this Release.  You agree that this Release contemplates the extinguishment of any such claim or claims.

Period for Consideration

You acknowledge that, as ADEA requires, you are being given a period of 21 days to review and consider the release of claims under ADEA contained in this Release before signing and you have been informed that you may use as much or as little of this period as you wish before signing.  As ADEA also requires, you may revoke (that is, cancel) the release of ADEA claims in this Release before the release becomes effective as to ADEA.  ADEA provides a seven day period for such revocation, which Manugistics and you agree will start on the day you sign this Release.  You would make this revocation by delivering a written notice of revocation to Timothy T. Smith, Manugistics, 9715 Key West Avenue, Rockville, MD 20850.  For this revocation to be effective, Mr. Smith must receive this notice no later than the close of business on seventh day following the day you sign this Release.  If you revoke the release of claims under ADEA before that deadline, this Release will not be effective or enforceable as to those claims; however, Manugistics will then not pay the final two months specified under Payments.

Indemnification

Manugistics agrees that you are not releasing any claims you may have for indemnification under state or other law or the charter, articles, or by-laws of Manugistics and its affiliated companies, or under any insurance policy providing directors’ and officers’ coverage for any lawsuit or claim relating to the period when you were a director or officer of Manugistics or any affiliated company; provided, however, that (i) Manugistics’ execution of this Agreement is not a concession or guaranty that you have any such rights to indemnification, (ii) that this Agreement does not create any additional rights to indemnification, and (iii) that Manugistics retains any defenses it may have to such indemnification or coverage.

No Reliance

You acknowledge and agree that, in deciding to execute this Agreement and the Release, (i) you have relied entirely upon your own judgment, (ii) you have been advised to and will have the opportunity to consult with legal, financial, and other personal advisors of your choosing as you consider appropriate in assessing whether to execute this Agreement, and (iii) you have read and fully understood all the terms of this Agreement.  Except as written into this Agreement, neither you nor Manugistics is relying or has relied upon any statements, representations, warranties, or other promises, express or implied, oral or written, as to fact or as to law, made by the other party, or any other person, including any attorney or agent of either party, or upon any consideration of any form received or to be received by any party from any other person, including any attorney or agent of a party.

Settlement

The parties have reached this Agreement and Release to, among other things, settle any claims or potential claims relating to your employment or the termination of your employment that you have or may have against Manugistics and any related entities including parent, subsidiaries, successors, or affiliates, and their present, former and future employees, officers, trustees, partners, shareholders, counsel, and anyone acting or purporting to act on behalf of any of them.  Neither this Agreement nor any other document or written or oral statement prepared or made in connection with this Agreement, nor any discussion of the matters referred to in this Agreement nor any payment under this Agreement, constitutes, or should be deemed to constitute, (A) an admission of law or fact or an admission of any liability or wrongdoing by you or Manugistics with respect to any claims, unasserted claims, or demands relating to or arising out of or in connection with any matter whatsoever (and Manugistics specifically denies any such liability or wrongdoing) or (B) evidence of any matter whatsoever, except for the agreement expressly set forth in this Agreement.

Solicitation of Employees or Clients; Noncompetition

You agree that until the Separation Date and for one year thereafter, you will not, directly or indirectly, (a) solicit the employment of or employ, for yourself or for any other person or business, any Manugistics employee or any person who was a Manugistics employee at any time during the one year period preceding the end of the Severance Period, or (b) solicit or attempt to solicit business from, provide services to (in competition with Manugistics), or secure employment with any person or entity that was, a customer of Manugistics during your employment with Manugistics, or any person or business to whom Manugistics had proposed future work within one year before the end of the Severance Period (as to which you have expended demonstrated efforts), including  those to be agreed to by you and Manugistics, together with any additional clients or customers as to which you may be entitled to compensation under the Commission Arrangements section, or any systems integrator which could propose a competitive alternative to displace Manugistics at a “government” site where Manugistics products are currently installed or which proposes to bid or is bidding on any deal listed on the Deal List.  As a further protection that Manugistics’ trade secrets and other confidential information will not be disclosed to its competitors, you agree that you will not accept employment, as either an employee or consultant, with any competitor of Manugistics listed on Schedule I to this Agreement within one year following the end of the Severance Period.  You agree that the one year restrictive periods in this section will extend to a total of 18 months if you receive at least $100,000, before taxes, from the arrangements described above under Commission Arrangements. Nothing in this paragraph is to be interpreted as restraining your freedom to provide services to such customer, business, or person as a bona fide employee so long as Manugistics agrees in writing that such employment does not utilize knowledge or information you acquired during your tenure with Manugistics, which consent shall not be unreasonably withheld.  If this provision were found to be unenforceable, the court so deciding may reduce the time periods provided for in this paragraph to allow this provision to be enforced. You understand and acknowledge that Manugistics may communicate the terms or substance of this section to any other entity, including ones from which you may seek employment, without any prior or concurrent notice to you.

No Disparaging Comments

Except as the law may require, you agree that you will not in any way, directly or indirectly, to any employee of Manugistics or to any other person (including any communications with the press or other media), make any statement that could reasonably be interpreted to criticize or disparage the performance, competency, or ability of Manugistics or its affiliates as a provider of software or other products and services, or the officers, directors, employees, or agents of any of them at any time after the execution of this Agreement, nor will you do or say anything that likely would have the effect of disrupting or impairing Manugistics’ normal, ongoing business operations or harming Manugistics’ reputation with its associates, employees, clients, investors, suppliers, dealers, acquisition prospects, or the public.  Except as the law may require, Manugistics agrees that it will not make any authorized statement to any of its employees or to any other person (including any communications with the press or other media) that could reasonably be interpreted to criticize or disparage your performance, competency, or ability at any time after the execution of this Agreement, and will take reasonable steps to discourage its directors, officers, and employees from making statements inconsistent with that undertaking.  It will not be a violation of this paragraph for either party to make truthful statements, under oath, as required by law or formal legal process or in compliance with the securities laws.  This paragraph does not prohibit Manugistics or you from communicating any alleged misconduct to appropriate management personnel at Manugistics, to the audit committee of the Board, or to an appropriate governmental entity, or from cooperating with any of the foregoing in any investigation.  By entering into this agreement, you agree to make yourself available as reasonably requested by Manugistics or the Board’s audit committee in connection with any such investigation.

Client Contacts

Through the 12 month anniversary of the Separation Date, you agree that, if you are contacted by any current, former, or prospective clients of Manugistics with respect to its current or prospective business, you will refer the contacting person or entity to the CEO for reply or further communications, except as and to the extent that the CEO asks you to respond.

Return of Property

Except as provided in this section, on or before Separation Date and again on such one or more dates after such date as Manugistics directs, you agree to deliver to Manugistics any office equipment (including computers), keys, and other access devices, and any confidential information or other materials (written or otherwise) not available to the public or made available to the public in a manner you know or reasonably should recognize Manugistics did not authorize, and any copies, excerpts, summaries, compilations, records, or documents you made or that came into your possession during your employment. You agree that you will not retain copies, excerpts, summaries, or compilations of the foregoing information and materials.  You will return any and all files (whether hard copies or in electronic form).  Manugistics agrees that you may retain the Blackberry and the Dell computer that you have been using, after Manugistics has removed any trade secrets and confidential information; provided that you shall be responsible for all of the ongoing charges associated with their use and the use of your cell phone from and after the Separation Date.

Cooperation

You agree to cooperate with, provide assistance to, and make yourself reasonably available to Manugistics and its legal counsel in connection with any litigation (including arbitration or administrative hearings) or investigation or examination relating to Manugistics or any of its current or former employees, in which, in the judgment of Manugistics or its counsel, your assistance or cooperation is needed due to your personal involvement in or knowledge about the circumstances to which the litigation or investigation relates. You will, when Manugistics or its legal counsel requests, provide testimony, be available for interviews or other assistance and travel at Manugistics’ request in order to fulfill this obligation. In connection with such litigation or investigation, Manugistics will use its best efforts to accommodate your schedule, will provide you with as much notice as possible in advance of the times during which your cooperation or assistance is needed (but in no event less than [10] days’ prior notice), and will reimburse you for any reasonable expenses incurred in connection with such matters.  You agree not to assist or provide information to any adverse party in any litigation against Manugistics or any of its current or former employees, except as required under law or formal legal process, unless you provide advance notice to Manugistics at least [10] days before such assistance or provision of information (or, if you are so required to assist or provide such information within less than [10] days of receipt of such requirement, after you provide timely advance notice to Manugistics) to allow Manugistics to take legal action with respect to the matter. For any cooperation or assistance provided after the Severance Period, Manugistics will pay you an hourly rate computed based on your final base salary for time spent at the request of Manugistics, other than in depositions or at trial (for which you will not be paid).  Nothing in this Agreement is intended to restrict or preclude you from, or otherwise influence you in, testifying fully and truthfully in legal, administrative, or any other proceedings involving Manugistics, as required by law or formal legal process.

Entire Agreement and Continuing Obligations

This Agreement is the entire agreement between (i) you and (ii) Manugistics and the other parties released by this Agreement, with respect to your employment, other than the Code of Conduct, Conditions of Employment, and the documents underlying your option and restricted stock grants (as amended hereby).  You hereby affirm your continuing obligations under the Code of Conduct and Conditions of Employment and further agree that those continuing obligations will also cover the matters in Sections 3, 4, and 7 of the Conditions of Employment as though you remained employed after the Separation Date through the date your services to Manugistics cease.  You acknowledge that your obligations under the preceding sentence continue indefinitely for any matters covered during the periods to which that sentence applies.  Any other prior agreements, oral or written, between you and Manugistics and its affiliated companies are hereby terminated as of the Separation Date and shall have no further force or effect, other than the agreements listed in the preceding sentence.

Binding Effect

This Agreement binds any and all successors and assigns of Manugistics and your heirs and beneficiaries.

Withholding

All payments under this Agreement will be reduced by any federal or state withholding taxes or other required deductions.

Arbitration

Manugistics and you agree that the Arbitration provisions of the Conditions of Employment remain in place and will also govern any dispute regarding this Agreement.

Governing Law

The laws of the State of Maryland (other than its conflict of laws provisions) govern this Agreement.

Effectiveness

This Agreement does not become effective until it has been executed and delivered by both Manugistics and you.

Signatures on Page Following

THIS IS A RELEASE — READ CAREFULLY BEFORE SIGNING.
YOU SHOULD CONSULT WITH AN ATTORNEY.

You acknowledge that you have read this Agreement, understand it, and are voluntarily entering into it.

Manugistics Group, Inc.

By:
Date Signed
Name:

Title:

Witness:

Signed:
Date Signed:
Name:

Accepted and agreed to:

/s/
Date Signed		Jeffrey L. Holmes

Witness:

Signed:
Date Signed:
Name:

Holmes Agreement
Schedule I
Competitors

The reference to any entities listed below is also a reference to their successors and assigns, whether by asset sale, transfer, merger, or acquisition.

i2 Technologies, Inc.
SAP, AG
Oracle
Logility
GLog
Red Prairie
Manhattan Associates
Demantra
Xelus

Exhibit A

Life Insurance Company	Amount of Benefit
First Colony Life Insurance Company

$700,000 - 10 year individual term policy – Post severance you can take this policy with you at the individual rate during the balance of the policy’s term. (Extension requires involvement of Human Resources)

Health and Medical Coverage	Level of Coverage	Portable
Standard Plan PPO/Non-PPO	Employee + Dependent	COBRA coverage at your expense (beginning at the end of the Severance Period)

401(k) Plan

Active participation ends on Separation Date.  Account can remain in plan in accordance with plan terms and tax laws.

Professional Services

This benefit will continue during the severance period for preparation and filing of tax returns for 2004.

Physical Exam

Manugistics, Inc. will reimburse you up to $1,800.00 for the cost of one comprehensive physical exam for you performed at any time during the Severance Period.

Additional Life Insurance Coverage:

In addition to the First Colony Life Insurance Company policy described above, Manugistics, Inc. will reimburse you up to $1,000.00 for the cost of new life insurance premiums on policies you obtain on your life to cover you during the Severance Period.